Exhibit 21.1

SUBSIDIARIES OF INTERMUNE, INC.

Name of Subsidiary	Country of Incorporation
InterMune Canada, Inc.	Canada
InterMune Holdings, Ltd.	United Kingdom
InterMune UK Ltd.	United Kingdom
InterMune UK & I Ltd.	United Kingdom
InterMune Bristol Ltd.	United Kingdom
InterMune International AG	Switzerland
InterMune Schweiz GmbH	Switzerland
InterMune S.r.l.	Italy
InterMune Deutschland GmbH	Germany
InterMune France SAS	France
InterMune Spain, S.L.	Spain
InterMune Austria GmbH	Austria
InterMune Benelux B.V.	The Netherlands
InterMune Nordics AB	Sweden